SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                                              Commission File Number:  000-17028

                               Ironton Iron, Inc.
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             (Exact name of registrant as specified in its charter)

           5445 Corporate Drive, Suite 200, Troy, Michigan 48098-2683
                                 (248) 952-2500
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Preferred Stock
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [ X ]           Rule 12h-3(b)(1)(i)        [ X ]
Rule 12g-4(a)(1)(ii)       [   ]           Rule 12h-3(b)(1)(ii)       [   ]
Rule 12g-4(a)(2)(i)        [   ]           Rule 12h-3(b)(2)(i)        [   ]
Rule 12g-4(a)(2)(ii)       [   ]           Rule 12h-3(b)(2)(ii)       [   ]
                                           Rule 15d-6                 [   ]

Approximate number of holders of record as of the certification or notice date: one (1)

                  Pursuant to the requirements of the Securities Exchange Act of 1934 Ironton Iron, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  November 9, 2005                     BY:   /s/ Alan J. Miller
                                                      Alan J. Miller
                                                      Vice President